Execution Version JOINDER TO MULTIFAMILY NOTE This JO IND ER TO MUL TIF AMIL Y NOTE (this "Joinder") is made as of January 8, 2019, by (i) CW Westborough 1031, LLC and CW Westborough Apartments, LLC, each a Delaware limited liability company (together, "Original Borrower") and (ii) CW Heights at Meridian Apartments, LP, a Delaware limited partnership ( "New Borrower" and, together with Original Borrower, individually and collectively, "Borrower"). RECITALS A. Original Borrower executed a Thirty-Eight Million Ten Thousand and no/100 Dollars ($38,010,000.00) Multifamily Note, dated as of June 29, 2018 (the "Note") in connection with that certain Master Credit Facility Agreement, dated as of June 29, 2018, by and among Original Borrower, and Berkadia Commercial Mortgage LLC, a Delaware limited liability company (together with its successors and assigns, "Lender"), as amended by that certain Amendment No. 1 to Master Credit Facility Agreement dated as of the date hereof ("Amendment No. 1 "), by and among Borrower, Lender and Fannie Mac (as the same may be further amended, restated, modified or supplemented from time to time, the "Master Agreement"), which Master Agreement and Note (and other Loan Documents, as defined in the Master Agreement) have been assigned to Fannie Mae by the Assignment of Master Credit Facility Agreement and Other Loan Documents dated as of June 29, 2018, and that certain Assignment of Loan Documents dated as of the date hereof. B. Pursuant to and in accordance with the terms of the Master Agreement, New Borrower has been added as a Borrower under the Master Agreement and hereby joins in the Note. C. It is a condition to Fannie Mae's and Lender's execution of Amendment No. 1 that Borrower executes this Joindcr. AGREEMENT I. Recitals. The recitals set forth above arc incorporated herein by reference as if fully set forth in the body of this Joindcr. 2. Definitions. All capitalized terms not defined herein shall have the same meaning set forth in the Note or the Master Agreement. 3. Reaffirmation. Original Borrower hereby affirms its obligations pursuant to the Note. 4. Joinder. New Borrower hereby joins in the Note and is added to the Note as a Borrower. 5. Consent. Original Borrower consents to the terms of this Joindcr. Joinder to Multifamily Note Page 1 (Cottonwood 111 Addition of Heights at Meridian)

6. Exculpation and Governing Law. The provisions of Section 3.01 of the Master Agreement ( entitled "Non-Recourse Liability; Exceptions") and the provisions of Section 15.01 of the Master Agreement (entitled "Choice of Law; Consent to Jurisdiction") are hereby incorporated into this Joinder by this reference to the fullest extent as if the text of such provisions were set forth in their entirety herein. 7. Counterparts. This Joinder may be executed in counterparts by the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same document. [The remainder of this page is intentionally left blank.} Joinder to Multifamily Note Page 2 (Cottonwood III Addition of Heights at Meridian)

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IN WITNESS WHEREOF, Borrower has executed this Joinder as of the day and year first above written.

BORROWER:

CW WESTBOROUGH 1031, LLC,
a Delaware limited liability company

COPY

By: ____________________(SEAL)
Name: Gregg Christensen
Title: Chief Legal Officer

CW WESTBOROUGH APARTMENTS, LLC,
a Delaware limited liability company

By: ____________________(SEAL)
Name: Gregg Christensen
Title: Chief Legal Officer

COPY

CW HEIGHTS AT MERIDIAN APARTMENTS, LP, a Delaware limited partnership

By: CW Heights at Meridian GP, LLC, a Delaware limited liability company, its general partner

By: ____________________(SEAL)
Name: Gregg Christensen
Title: Chief Legal Officer

COPY

Joinder to Multifamily Note
(Cottonwood III Addition of Heights at Meridian)
S- 1